EX-99.1 Press Release

The Pennant Group Expands Leadership Team

EAGLE, Idaho, October 29, 2020 – The Pennant Group, Inc. (NASDAQ: PNTG), the parent company of the Pennant group of affiliated home health, hospice and senior living companies, today announced it will expand its leadership team, appointing Brent Guerisoli as Pennant’s new President, to be effective January 1, 2021. Daniel Walker, who has been serving as Pennant’s Chief Executive Officer and President since the organization’s spin-off from The Ensign Group, Inc., will continue to serve as Chief Executive Officer.

Throughout his tenure at Pennant, Mr. Guerisoli has helped develop dozens of leaders and directed the organization’s growth efforts across several states. After receiving his Master of Business Administration from the Walter A. Haas School of Business at the University of California, Berkeley, Mr. Guerisoli completed the executive training program and later served as a business manager at AT&T. Since joining the organization in 2012, Mr. Guerisoli has made significant contributions to the financial, clinical and cultural achievements of Cornerstone Healthcare, Pennant’s home health and hospice portfolio company, and has played a key role in the organization’s overall leadership recruiting and training. Since 2018, Mr. Guerisoli has been serving as president of Cornerstone Healthcare, helping lead the segment as it grew from 54 to 73 agencies and improved clinically and financially.

Commenting on the appointment, Mr. Walker said, “Brent has been a trusted partner to me for many years since Pennant was just a collection of small new business ventures at Ensign. His unique ability to recruit and develop Pennant leaders and his data-driven focus on financial and clinical excellence have been instrumental to our growth over the years. His influence is felt in all parts of the organization, and I could not be more pleased he has agreed to serve in this new position where his leadership, capabilities and vision will have a more pronounced impact on our future. It is a true privilege to partner with him as we help Pennant achieve even greater results.”

“I joined the organization because I was attracted to our operating model built around empowering and supporting local leaders that are seeking unique opportunities to build healthcare operations that provide life-changing service,” said Mr. Guerisoli. “This powerful model attracts leaders of all backgrounds and is the most important ingredient to our success. I am honored to serve as President of Pennant and look forward to supporting our current and new local Pennant leaders as we seek to be the provider of choice in healthcare communities across the country. As we stay committed to the principles that have helped us get to where we are today, our future prospects have never been brighter.”

Mr. Walker also announced that Brian Wayment, currently president of Pennant’s Midwest home health and hospice operations, will serve as president of Cornerstone Healthcare also effective

January 1, 2021. Mr. Wayment joined the organization in 2013, leading a successful home health and hospice transition in Idaho before spearheading the organization’s expansion into Oklahoma and other Midwestern markets. “Brian is a trusted Pennant leader that has consistently achieved success in all roles he’s been asked to assume. His ability to build teams at all levels that embody our core values and commit to achieving incredible results have prepared him well for this next opportunity,” commented Mr. Walker. To ensure a smooth transition in Cornerstone Healthcare, John Gochnour, Pennant’s Chief Operating Officer, will devote much of his time to supporting Mr. Wayment and our deep bench of home health, hospice and new business venture leaders in advancing Cornerstone’s clinical and operational development. As Mr. Gochnour lends additional support to Cornerstone, Chief Financial Officer Jenn Freeman and other key Pennant leaders—whose leadership has already played a critical role in the organization’s success to date—will assume greater responsibility for driving the Pennant Service Center resource teams as they continue to support our operational and clinical partners in the field.

“This is an exciting next step in Pennant’s growth story,” remarked Mr. Walker. “We often say that we are a leadership company that happens to operate in healthcare, and changes like this that open doors for leaders to step into new opportunities are natural and done methodically. As we continue to grow in a disciplined manner in all parts of the organization, we elevate high-performing leaders that exemplify our core values and attract new talented individuals seeking a Pennant experience. While we recognize the important role Brent and Brian have played and expect them to continue achieving success in their new roles, it is important to understand that we have a deep and growing lineup of high-caliber leaders that are committed to succeeding in their own operation and helping drive growth across all Pennant-affiliated operations.”

Mr. Walker noted that the remainder of Pennant’s management team will continue in their current positions and will support Mr. Guerisoli as he acclimates to his new role.

About Pennant:

The Pennant Group, Inc. is a holding company of independent operating subsidiaries that provide healthcare services through 73 home health and hospice agencies and 54 senior living communities located throughout Arizona, California, Colorado, Idaho, Iowa, Montana, Nevada, Oklahoma, Oregon, Texas, Utah, Washington, Wisconsin and Wyoming. Each of these businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Pennant Group, Inc. has direct operating assets, employees or revenue, or that any of the home health and hospice businesses, senior living communities or the Service Center are operated by the same entity. More information about Pennant is available at www.pennantgroup.com.

Contact Information

The Pennant Group, Inc.
(208) 506-6100
ir@pennantgroup.com

SOURCE: The Pennant Group, Inc.